Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 ) pertaining to The Lamson & Sessions Co. 1998 Incentive Equity Plan ( As Amended and Restated as of April 28, 2006) of our report dated February 15, 2006, with respect to the consolidated financial statements and schedule of The Lamson & Sessions Co. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, The Lamson & Sessions Co. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Lamson & Sessions Co., filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Cleveland, Ohio
August 28, 2006